Exhibit 10.9
5th November 2007
To Whom It May Concern,
Promethean Investments LLP on behalf of itself and its managed funds (“Promethean”) agrees to give Atlas Acquisition Holdings Corp. (“Atlas”) the right of first refusal on any potential investment opportunity except (i) any investment in an entity incorporated or formed in the United Kingdom which does not exceed $100 million of equity by Promethean or (ii) any investment in an entity incorporated or formed in India which does not exceed $50 million of equity by Promethean India. This right of first refusal shall continue until such time as Atlas has made its first investment which has been approved by its shareholders or until Atlas is liquidated. This right shall commence upon the consummation of Atlas’s initial public offering.
Signed on behalf of Promethean Investments LLP
/s/ Michael Biddulph
Member
Michael Biddulph
/s/ Michael Burt
Member
Michael Burt